                                                                      Exhibit 99

                        CHECKFREE MANAGEMENT CORPORATION
                       UNAUDITED CONDENSED BALANCE SHEETS


                                                                                       June 30,      September 30,
                                                                                         1999            1999
                                                                                      ----------     -------------
                                                                                          (In thousands, except
                                                                                                share data)
                                     ASSETS

Current assets:
     Cash.....................................................................        $      291     $        (3)
     Related party note receivable, current portion...........................             1,970           2,319
                                                                                      ----------     -----------
                    Total current assets......................................             2,261           2,316
Related party note receivable, less current portion...........................            27,798          27,021
                                                                                      ----------     -----------
                    Total.....................................................        $   30,059     $    29,337
                                                                                      ==========     ===========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Claims payable............................................................       $      318     $       226
     Accrued liabilities.......................................................                -             132
     Deposit for future claims liability.......................................            1,970           2,319
                                                                                      ----------     -----------
                    Total current liabilities...................................           2,288           2,677

Deposit for future claims liability, less current portion......................           27,430          26,313

Redeemable Preferred Stock:
     Class C,  350 authorized shares, $100  par value;
        350 shares issued and outstanding......................................               36              37
     Class D,  750 authorized shares, $100  par value;
        750 shares issued and outstanding......................................               78              79
                                                                                      ----------     -----------
                    Total redeemable preferred stock...........................              114             116

Stockholders' equity:
     Preferred stock- Class B, 600 authorized shares, $100 par value;
        600 shares issued, no amounts outstanding..............................                -               -
      Common stock- Class A, 1,900 authorized shares, $100 par value;
        1,900 shares issued and outstanding....................................              190             190
     Retained earnings.........................................................               37              41
                                                                                      ----------     -----------
                    Total stockholders' equity.................................              227             231
                                                                                      ----------     -----------
                     Total.....................................................       $   30,059     $    29,337
                                                                                      ==========     ===========

          See notes to Interim Unaudited Condensed Financial Statements

                        CHECKFREE MANAGEMENT CORPORATION
                   UNAUDITED CONDENSED STATEMENT OF OPERATIONS

                                                                                Three months ended
                                                                                September 30, 1999
                                                                                ------------------
                                                                                  (In thousands)
Revenues:
     Interest income from related party.................................             $       631
     Other interest income..............................................                       4
                                                                                     -----------
                    Total revenues......................................                     635

Expenses:
     Interest expense on deposit for future claims liability............                     572
     General and administrative.........................................                      59
                                                                                     -----------
                    Total expenses......................................                     631
                                                                                     -----------
Income before income tax................................................                       4
Income tax expense......................................................                       -
                                                                                     -----------
Net income..............................................................                       4
Dividends on redeemable preferred stock.................................                       2
                                                                                     -----------
Net income applicable to common shareholders............................             $         2
                                                                                     ===========


          See Notes to Interim Unaudited Condensed Financial Statements

                        CHECKFREE MANAGEMENT CORPORATION
                   UNAUDITED CONDENSED STATEMENT OF CASH FLOWS

                                                                            Three Months Ended
                                                                            September, 30 1999
                                                                           --------------------
                                                                               (In thousands)
Cash flows from operating activities:
     Net income...........................................................      $        4
                                                                                ----------
                    Net cash provided by operating activities.............               4

Cash flows from investing activities:
     Principal payments received on related party note....................             429
                                                                                ----------
                    Net cash provided by investing activities.............             429

Cash flows from financing activities:
     Payments made on health plan liabilities.............................            (727)
                                                                                ----------
                    Net cash used in financing activities.................            (727)
                                                                                ----------
 Net decrease in cash.....................................................            (294)
Cash:
     Beginning of period..................................................             291
                                                                                ----------
     End of period........................................................      $       (3)
                                                                                ==========
Supplemental disclosure of cash flow information:
    Interest paid........................................................       $      572
                                                                                ==========
    Dividends accrued on redeemable preferred stock.......................      $        2
                                                                                ==========


          See notes to Interim Unaudited Condensed Financial Statements

                        CHECKFREE MANAGEMENT CORPORATION
            NOTES TO INTERIM UNAUDITED CONDENSED FINANCIAL STATEMENTS
                  FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1999

1.       INTRODUCTION

         CheckFree Management Corporation ("CheckFree Management") was formed from a plan of recapitalization of RCM Systems, Inc., a wholly owned subsidiary of CheckFree Holdings Corporation ("CheckFree Holdings"), on December 8, 1998. CheckFree Management was formed as a medical claims management subsidiary in order to appropriately minimize, control, and manage the medical claims liabilities of CheckFree Holdings and its subsidiaries. As of September 30, 1999, CheckFree Holdings and its subsidiaries own approximately 63% of CheckFree Management.

         The accompanying condensed consolidated financial statements and notes thereto have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission for Form 10-Q and include all of the information and disclosures required by generally accepted accounting principles for interim financial reporting. The results of operations for the three months ended September 30, 1999 are not necessarily indicative of the results for the full year.

         These financial statements should be read in conjunction with the financial statements, accounting policies and financial notes thereto of CheckFree Management included within CheckFree Holdings Corporation and Subsidiaries Annual Report filed with the Securities and Exchange Commission on Form 10-K/A. In the opinion of management, the accompanying condensed unaudited financial statements reflect all adjustments (consisting only of normal recurring adjustments) which are necessary for a fair representation of financial results for the interim periods presented.

2.       RECENT ACCOUNTING PRONOUNCEMENTS

         In June 1998 the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," which will require that all derivative financial instruments be recognized as either assets or liabilities in the balance sheet. SFAS 133 will be effective for the Company's first quarter of fiscal 2001. The Company's current investment policy does not allow for the use of hedging instruments. In anticipation of the adoption of SFAS 133, the Company is currently reviewing all outstanding contracts for evidence of embedded derivative. Based on the procedures undertaken through this point, management does not believe that adoption of SFAS 133 will have a material impact on its results of operations

3.       SUBSEQUENT EVENTS

         On November 19, 1999, CheckFree Corporation, a wholly-owned subsidiary of CheckFree Holdings, purchased all outstanding shares of Class D Preferred Stock. Subsequent to this purchase, CheckFree Holdings and its subsidiaries own 89% of the Company.